Exhibit 99

Bassett Furniture Industries, Inc.	J. Michael Daniel, Senior Vice
P.O. Box 626	President and Chief Financial
Bassett, VA 24055	Officer
(276) 629-6614 - Investors

Jay S. Moore, Director of Communications
For Immediate Release	(276) 629-6450 – Media

Bassett Furniture News Release

Bassett Announces Special Dividend

(Bassett, Va.) – November 26, 2013– Bassett Furniture Industries, Inc. (Nasdaq: BSET) announced today that its Board of Directors declared a $0.20 per share special dividend payable on December 20, 2013 to shareholders of record on December 10, 2013.

“We are pleased to announce this special dividend at year end”, said Robert H. Spilman, Jr., President and Chief Executive Officer. “2013 has been a year of improved performance for Bassett as sales and operating profit have increased significantly. In support of these efforts, the Company has invested $14 million in new store openings, manufacturing infrastructure, a new retail operating system, and upgrades to its information technology platform. A similar level of investment is planned in fiscal 2014.”

“As we are coming out of the economic downturn, our business has steadily improved and we have gained confidence in the overall environment for home furnishings”, continued Spilman. “The Bassett Home Furnishings stores that have opened over the past two years have produced encouraging results and we will continue to open new locations at a manageable pace in 2014 and beyond. We also plan to invest in our two domestic manufacturing facilities as demand for those products has risen. Our balance sheet is fundamental to this expansion and we will primarily utilize it for this purpose. In concert, management and our Board of Directors will continue to review the Company’s capital allocation and, when deemed appropriate, will consider a return of capital to shareholders. It is in this context that today’s special dividend has been declared.”

Bassett Furniture Industries, Inc. (NASDAQ:BSET), is a leading manufacturer and marketer of high quality, mid-priced home furnishings. With 89 company- and licensee-owned stores, Bassett has leveraged its strong brand name in furniture into a network of corporate and licensed stores that focus on providing consumers with a friendly environment for buying furniture and accessories. The most significant growth opportunity for Bassett continues to be the Company’s dedicated retail store program. Bassett’s retail strategy includes affordable custom-built furniture that is ready for delivery in the home within 30 days. The stores also feature the latest on-trend furniture styles, more than 1,000 upholstery fabrics, free in-home design visits, and coordinated decorating accessories. Bassett is also growing its traditional wholesale business with more than 500 accounts on the open market, across the United States and internationally. For more information, visit the Company’s website at bassettfurniture.com. (BSET-E)

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the third fiscal quarter of 2013, constitute “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended. For those statements, Bassett claims the protection of the safe harbor for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. In many cases, Bassett cannot predict what factors would cause actual results to differ materially from those indicated in the forward looking statements. Expectations included in the forward-looking statements are based on preliminary information as well as certain assumptions which management believes to be reasonable at this time. The following important factors affect Bassett and could cause actual results to differ materially from those indicated in the forward looking statements: the effects of national and global economic or other conditions and future events on the retail demand for home furnishings and the ability of Bassett’s customers and consumers to obtain credit; and the economic, competitive, governmental and other factors identified in Bassett’s filings with the Securities and Exchange Commission. Any forward-looking statement that Bassett makes speaks only as of the date of such statement, and Bassett undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indication of future performance, unless expressed as such, and should only be viewed as historical data.

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